CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
BLOCKCHAIN HOLDINGS CAPITAL VENTURES, INC.

Under Section 242, As Amended, of the General Corporation Law

of the State of Delaware

It is hereby certified that:

1. The Certificate of Incorporation of the Corporation was filed with the Department of State on September 22, 2016.

2. The name under which the corporation was formed is Southeastern Holdings, Inc.

3. The Article of the Certificate of Incorporation of the Corporation affected by this Certificate of Amendment is Article FIRST:

4. Article FIRST of the Certificate of Incorporation is hereby amended to read as follows:

> FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Edge Data Solutions, Inc.

5. The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the unanimous written consent of the Board of Directors of the Corporation pursuant to Section 141(f) of the Delaware General Corporation Law, followed by the written consent of the holders of a majority of the issued and outstanding shares of the Common Stock of the Corporation pursuant to Section 228(a) of the Delaware General Corporation Law and written notice of the foregoing stockholder consent was provided to all of the stockholders of shares of the Common Stock of the Corporation in accordance with Section 228(d) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested this 13th day of January, 2020.

Delray Wannemacher, CEO

Delray Wannemacher, CEO

Attest:
Daniel Wong, COO

Daniel Wong, COO

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:48 PM 01/10/2020
FILED 03:48 PM 01/10/2020
SR 20200211018 - File Number 6160806